Press Release	Source: Glowpoint, Inc.

GlowPoint Announces Arbitration Results
Wednesday January 12, 10:34 am ET

GlowPoint Estimates $3.5 Million Due from Gores Technology Group

HILLSIDE, N.J. – (BUSINESS WIRE) – Jan. 12, 2005--Glowpoint, Inc. (NASDAQ: GLOW - News), the world's leading broadcast-quality IP-based video communications service provider, announced today that PricewaterhouseCoopers has rendered its decision in the Company's arbitration proceeding with Gores Technology Group. The arbitration was conducted pursuant to the Asset Purchase Agreement governing the sale of the Company's Video Solutions business to Gores in September 2003. The arbitrator found 65% in favor of GlowPoint, allowing only $4.3 million of Gores' $12.3 million in claims. After netting out various other amounts owed by the parties to each other arising out of the Asset Purchase Agreement, including $2 million held back by Gores, a $1 million promissory note payable to GlowPoint, and the $5 million payable to GlowPoint as a result of the acquisition of V-SPAN by Gores, the Company estimates that Gores owes GlowPoint approximately $3.5 million.

As announced on December 2, 2004, GlowPoint has sued Gores to collect the $5 million owed under the Asset Purchase Agreement as a result of Gores' acquisition of V-SPAN, Inc. on November 29, 2004.

About GlowPoint

Glowpoint, Inc. (NASDAQ: GLOW - News) is the world's leading broadcast quality, IP-based video communications service provider. GlowPoint operates a video communications service featuring broadcast quality images with telephone-like reliability, features and ease-of-use and is a member of the Cisco Powered Network Program and COVAD Partner Program. The GlowPoint network spans three continents and carries on average over 20,000 video calls per month worldwide. Since the network was introduced in 2000, GlowPoint has carried over 23 million IP video minutes. GlowPoint is headquartered in Hillside, New Jersey. To learn more about GlowPoint, visit us at http://www.glowpoint.com.

The statements contained herein, other than historical information, are or may be deemed to be forward-looking statements and involve factors, risks and uncertainties that may cause actual results in future periods to differ materially from such statements. These factors, risks and uncertainties include market acceptance and availability of new video communication services; the nonexclusive and terminable-at-will nature of sales agent agreements; rapid technological change affecting demand for the Company's services; competition from other video communications service providers; and the availability of sufficient financial resources to enable the Company to expand its operations, as well as other risks detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

“GlowPoint” is a registered trademark of Glowpoint, Inc. in the United States and certain foreign countries. All other marks are trademarks or service marks of their respective owners.